UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Silver Star Properties REIT, Inc.
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On June 3, 2025, Silver Star Properties REIT, Inc. (“Silver Star” or the “Company”) distributed a letter to shareholders responding to Allen Hartman’s letter dated May 30, 2025 as well as a summary of that letter. A copy of both the i) response letter summary and ii) the full response letter is provided below.

Silver Star Properties REIT Responds to Al Hartman's Misleading Shareholder Letter
“Numbers Don’t Lie. Does Hartman? You be the Judge.”
Silver Star Properties REIT, Inc. has issued a firm rebuttal to a recent shareholder letter from former CEO Al Hartman, citing a pattern of misinformation, failed leadership, and unethical conduct. The Company warns that Hartman’s proposal for liquidation is financially disastrous—potentially returning less than $0.25 per share—and is rooted in self-interest, not shareholder value.
Key points include:
•False Promises of Liquidation: Hartman’s claims ignore mortgage liabilities and market realities, risking near-total loss for shareholders.
•Track Record of Mismanagement: Hartman was ousted from multiple leadership roles due to financial mismanagement, lack of transparency, and unethical actions.
•Discredited Leadership: Courts have documented Hartman’s credibility issues and manipulative tactics.
•Current Board’s Commitment: Under Gerald Haddock’s leadership, the Board has implemented responsible governance, salary cuts, and a long-term strategy focused on value recovery and portfolio repositioning.
•Call to Action: Shareholders are urged to review the Company’s Definitive Proxy Statement and reject Hartman’s self-serving campaign.
Silver Star reaffirms its dedication to transparency and shareholder value, encouraging investors to seek facts and avoid being misled.
For the entire letter, visit: https://silverstarreit.com/wp-content/uploads/2025/06/Rebuttal_Hartman_Letter_2025.05.30.pdf

Silver Star Properties REIT, Inc.
Response to Hartman’s Shareholder Letter (May 30, 2025)
“Numbers Don’t Lie. Does Hartman? You be the Judge.”
June 3, 2025
Dear Shareholders,
We are compelled to respond swiftly and decisively to yet another misinformation-laden letter from Al Hartman (Dated 5-30-2025). We will not allow his distortions to stand unchallenged, especially in the midst of a critical proxy fight. Our focus remains on the facts, backed by data and independent sources, not on the misleading narratives Hartman continues to spin. For those seeking independent verification, we encourage you to review our Definitive 14A Proxy Filing, available on our website (“Proxy”).
Hartman Can’t Tell the Truth To Shareholders
Hartman claims that liquidation will return close to 100% of your capital investment. This is a fantasy that defies both common sense and real estate economics. As outlined in Exhibit C of our Proxy Filing, under a liquidation scenario, shareholders would be left with less than 25 cents per share — a catastrophic outcome for all of us.
Moreover, Hartman neglects to mention that the properties he proposes to sell are heavily mortgaged. In a liquidation scenario, lenders would have first rights to the assets, leaving shareholders with zero. We’ve seen this playbook from Hartman before: exaggerate the upside, ignore the inconvenient truths, and leave shareholders to bear the fallout. Hartman has a track record of misleading boards and shareholders.
At Hartman Commercial Properties REIT (“HCP”) a former Hartman company, the board discovered, by means other than Hartman’s disclosure, that the financial condition of HCP had deteriorated to the point of cash flow being inadequate to cover operating expenses and dividends. In addition, a series of unethical business situations began to surface regarding Hartman’s management tactics and strategies. Events that were never disclosed to the board demonstrate Hartman’s unethical position of placing his personal interests before those of shareholders. (See https://www.sec.gov/Archives/edgar/data/1175535/000118811207000138/ex99-1.htm, p.2 ). Sound familiar? That board ousted Hartman. So did we.
Hartman’s Self-Serving Track Record – Misleading Claims and Proven Lies
Hartman touts his “success” in his new ventures, but there is no independent audit or verifiable data to support these boasts. There are no SEC filings for his private ventures, no evidence, and certainly no third-party validation other than the Maryland court which outlines his falsehoods and untrustworthy behavior (See, Proxy Exhibit A). In contrast, our Board has deep operational experience and includes industry-recognized leaders, such as Gerald Haddock who was named Outstanding CEO of the Year three years in a row by Realty Stock Review, and REIT Executive of the Year by Commercial Property News. According to Evan Stone, a 30-year veteran of office property sales and management, “Gerald Haddock has been CEO of a ‘real’ NYSE listed Real Estate Investment Trust (“REIT”) and all the scrutiny that comes with that high profile position.  He knows how to keep tenants happy, run an office building company and run a public company.”
Furthermore, it’s important to remember that Hartman hand-picked many of the very executives he now disparages. When Hartman discusses operational expertise, shareholders should know that the head operations position changed five times in Hartman’s last four years and it was vacant when he left. Further evidence of Hartman’s poor management and inability to retain key talent. Hartman was intolerant of executive pushback regarding his misdeeds and mismanagement. In the same vein, he refused to be directed by the independent board members, just like at HCP.
Perhaps, the straw that broke the camel’s back was Hartman’s unauthorized, mishandling of funds to benefit himself. Hartman has always refused good corporate governance and practices and does not put shareholders first. Hartman was ultimately removed as CEO because he would not put shareholders first. Now he fixates on misleading shareholders into trusting him, again, so he can avoid the consequences of his failures and misdeeds.
Hartman’s pattern of using the legal system to manipulate outcomes is well-documented. But, the Maryland court saw right through him and cited his credibility issues and stated that he was self-serving and that he had made untrue statements to the Executive Committee. (See, Proxy Exhibit A, https://www.sec.gov/ix?doc=/Archives/edgar/data/0001446687/000144668725000033/definitiveproxystatement20.htm).
Let’s be clear: If Hartman can’t control it, he’ll try to destroy it - The only reason for recent defensive legal expenses has been to protect shareholder interests against Hartman’s repeated frivolous lawsuits. That’s just one avenue that he seeks to destroy Silver Star.
Hartman’s Misleading Numbers – A Deeper Dive
Hartman points to the sale prices of a few properties to paint a dire picture of Silver Star’s performance. But he completely ignores that many of these legacy assets averaging 40 years old were in poor condition, in large part due to his refusal to invest in maintenance and capital improvements. In fact, the legacy properties Hartman references were neglected for years under his watch, resulting in high tenant turnover, lower occupancy and lower market valuations.
Evan Stone, states, “Hartman's analysis is sophomoric and unsubstantiated, the devil is always in the detail, which he omits.  I know many of the properties Hartman formerly controlled, including some of the ones he cites as recent sales and I am surprised some of those properties were not only able to fetch as much as they did, but that buyers were found, at all. [The properties] were in tertiary locations… and have not been maintained. Selling “legacy” assets at market clearing prices was the only responsible execution.”

Since taking over, the current Board has worked diligently to stabilize occupancy and return value to shareholders. Hartman’s claims about a “strategic liquidation” fail to recognize that a quick sale under lender pressure would only destroy value, not create it.
Board Compensation and Governance – the Truth
Let’s also address Hartman’s misleading statements about executive compensation. Hartman himself received cash distributions even after distributions to shareholders had stopped — a move that was forcibly reversed by the Executive Committee. In contrast, the current Board and executive compensation has been fully disclosed and is aligned with shareholder value creation. Under Haddock’s leadership all executives took large cuts in salary, including himself, as well as the board. (See, https://www.sec.gov/ix?doc=/Archives/edgar/data/0001446687/000144668725000033/definitiveproxystatement20.htm Proxy page 67). Further support detailing the steps the compensation committee took to determine compensation for all executives and the Board will be detailed in a subsequent release. James Still, Chair of the Compensation Committee will outline the extraordinary steps he and the committee took to establish compensation in accordance with industry practices and standards.
The Real Path Forward – Ours is credible, Hartman’s is not.
Hartman wants you to trust him, but history and the courts say otherwise. He has no plan beyond selling everything at a loss to satisfy his personal vendetta and avoid the additional consequences of his failures, misdeeds and bad acts. We, on the other hand, have a credible, fully disclosed strategy for repositioning the portfolio — a strategy that experts agree is the only viable option to protect and grow your investment.
We urge all shareholders to read our Definitive 14A Proxy Filing (found on our website) which provides the true facts about our plan and the risks of Hartman’s irrational proposals. We also welcome any questions you have — transparency is our guiding principle.
Conclusion – Don’t Be Fooled Again
As the old saying goes, “Fool me once, shame on you; fool me twice, shame on me.” Don’t let Hartman’s misinformation campaign mislead you. He has lied before, he’s lying now, and he’ll lie again if it serves his agenda. Hartman’s plan is a dangerous, self-serving liquidation scheme that would destroy your investment. In contrast, our Board is fully committed to a transparent and responsible plan to preserve and grow value for all shareholders.
Thank you for your continued support.

Media Contact:
press@silverstarREIT.com
Investor Relations Contact:
Investor Relations Coordinator
investorrelations@silverstarREIT.com
877-734-8876

ADDITIONAL INFORMATION AND WHERE TO FIND IT
The Company has filed with the SEC a definitive proxy statement on Schedule 14A on May 29, 2025, containing relevant documents with respect to its solicitation of proxies for the Company’s 2025 Annual Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company website at www.silverstarreit.com.
 Participants in the Solicitation
Silver Star and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the 2025 Annual Meeting. Information regarding Silver Star’s directors and executive officers is contained in the definitive proxy statement. As of May 29, 2025, the Silver Star Executive Committee, current directors, other than Allen Hartman, and executive officers beneficially owned approximately 1,172,436 shares, or 1.74%, of Silver Star common stock. Allen Hartman beneficially owned approximately 5,006,412 shares, or 7.43%, of Silver Star common stock. Additional information regarding the interests of such participants is included in the definitive proxy statement and is available free of charge at the SEC’s website at www.sec.gov.
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Forward-Looking Statements: This message contains a number of forward-looking statements. Because such statements include a number of risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements, and investors should not place undue reliance on any such statements. Forward-looking statements can often be identified by words such as “continues,” “can,” expect,” “intend,” “will,” “anticipate,” “estimate,” “may,” “plan,” “believe” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the Company’s search for a new auditor and its hope that a new auditor can be engaged in the near future and that its annual report on Form 10-K can be completed and publicly filed; the continuation of the examination of the current operations of Southern Star; the Company’s intent to consider various alternatives, including the possible sale of Southern Star, the sale of specific assets within individual DSTs and dissolution of the respective trusts, and/or the outsourcing of various aspects of Southern Star’s operations; the Company’s plan to update investors with respect to the status of Southern Star as appropriate; the Company’s expectations and beliefs regarding the Hartman litigation; the timing and ultimate resolution of the various litigation, fight for corporate control and other matters involving Hartman; the continued execution of the Company’s strategy of pivoting into the self-storage space; the Company’s continual evaluation of its legacy assets in order to maximize shareholder value; the Company’s policy to not dispose of any asset for less than its maximum determinable value and to maximize earnings and value; the implications to the Company of the assignment of an OTC trading symbol for its common stock; whether the Company may be subject to certain FINRA rules; any actions the Company may need to take to comply with any FINRA rules; the Company’s continual evaluation of various options to provide greater shareholder liquidity, including its intention to seek listing of its common stock on a securities exchange or admission to over-the-counter trading, a public offering, a listing of the common stock on an exchange or admission to OTC trading without a public offering, and merger and/or acquisition opportunities; the Company’s belief that further legal action could ensue to unwind the issuance of common shares under the Rights Plan if Hartman prevails in his efforts to set aside or invalidate the Rights Plan or to cause the dilutive issuance of additional common shares to Hartman, as well as any further action Hartman may take to prevent other Company shareholders from receiving benefits under the Rights Plan. None of the foregoing are guarantees or assurances of future outcomes or results and all are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Forward-looking statements in this press release speak only as of the date on which such statements were made, and the Company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.